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                                                                     EXHIBIT 5.1

                          MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                             PHILADELPHIA, PA 19103

                                                                  March 19, 1999

Jefferies Group, Inc.
11100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90025

Re: <*>Jefferies Group, Inc.-- Registration Statement on Form S-4</*>

Ladies and Gentlemen:

    We have acted as counsel for Jefferies Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 6,095,000 shares (the "Company Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), pursuant to an Agreement and Plan of Merger dated March 17, 1999 (the "Merger Agreement") between the Company and Investment Technology Group, Inc. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

    In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Certificate of Incorporation; (c) the Company's Amended By-laws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

    Based upon the foregoing, we are of the opinion that the Company Shares, upon issuance by the Company in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the references to this Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP